April 29, 2013

Met Investors Series Trust on behalf of

American Funds International Portfolio

501 Boylston Street

Boston, Massachusetts 02116

Metropolitan Series Fund on behalf of

Baillie Gifford International Stock Portfolio

501 Boylston Street

Boston, Massachusetts 02116

Re:	Acquisition of Assets of American Funds International Portfolio

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

American Funds International Portfolio (“Target Fund”) is a series of Met Investors Series Trust (the “Trust”), a Delaware statutory trust.

Baillie Gifford International Stock Portfolio (“Acquiring Fund”) is a series of Metropolitan Series Fund, also a Delaware statutory trust (the “Fund”).

Description of Proposed Transaction

In the proposed transaction (the “Reorganization”), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization between the Trust with respect to Target Fund and the Fund with respect to Acquiring Fund dated April 29, 2013 (the “Reorganization Agreement”) and on the

Met Investors Series Trust on behalf of

American Funds International Portfolio

Metropolitan Series Fund on behalf of

Baillie Gifford International Stock Portfolio

April 29, 2013

prospectus/proxy statement dated December 17, 2012, which describes the proposed transactions, and on the information provided in such prospectus/proxy statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of the closing of the transaction. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Representations

Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Discussion

One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity. As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity’s historic assets in its own business. The regulations, and private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the target fund in the business of the acquiring fund. The Target Fund in this transaction will redeem in full its interest in American Funds Insurance Series International Fund, which is its sole material asset, for cash. It will then exchange the cash, or investments acquired with the cash, for shares of the Acquiring Fund. The reduction of all of the assets of the Target Fund to cash means that it will no longer be considered as having any trade or business, for federal income tax purposes, and the continuity of business requirement will not be met. Accordingly, the Reorganization will not be tax free for federal income tax purposes.

The legal owners of shares of the Target Fund are separate accounts of First MetLife Investors Insurance Company, MetLife Investors Insurance Company, and MetLife Investors USA Insurance Company (collectively, the “Insurance Companies”) which support variable life insurance and/or variable annuity contracts (each a “Contract”) issued by the Insurance Companies. The Contracts are intended to be, and have been represented to us to be, life insurance contracts and variable annuity contracts for purposes of the Internal Revenue Code (the “Code”). Owners of such contracts are not taxable on income earned by the separate accounts in which the Contracts invest unless and until amounts are withdrawn from the Contracts, or unless the owner of a Contract has an impermissible level of control over the investments of the Contract. We have no reason to believe that the owner of any Contract has such an impermissible level of control, but we have not independently verified that fact. For purposes of this opinion, we assume that the Contracts are life insurance contracts and variable annuity contracts for purposes of the Code and that owners of the Contracts do not have impermissible levels of investor control over the investments of the Contracts.

Met Investors Series Trust on behalf of

American Funds International Portfolio

Metropolitan Series Fund on behalf of

Baillie Gifford International Stock Portfolio

April 29, 2013

Opinions

Based on and subject to the foregoing, and on our examination of the legal authority we have deemed to be relevant, we have the following opinion, which is not free from doubt because it is based on the stated assumptions:

None of the owners of Contracts for which either the Target Fund or the Acquiring Fund serves as an investment option will recognize taxable income, gains or losses for federal income tax purposes upon closing of the Reorganization.

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.5 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to the use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP